                                                                    Exhibit 99.2

                                                    Media contact:
                                                    Kimberly N. Gronniger
                                                    Phone: 785.575.1927
                                                    FAX: 785.575.6399
                                                    News@wr.com
[LOGO OF WESTERN RESOURCES (R)]
                                                    Investor contact:
                                                    Carl A. Ricketts
                                                    Phone: 785.575.8424
                                                    FAX: 785.575.1774
                                                    Carl_Ricketts@wr.com

--------------------------------------------------------------------------------


                 WESTERN RESOURCES RESPONDS TO PNM NEWS RELEASE

          TOPEKA, Kan., August 13, 2001--Western Resources (NYSE: WR) announced today that it was surprised by Public Service Company of New Mexico's (NYSE:
PNM) news release and strongly disagrees with PNM's characterization that Western Resources has discontinued talks with PNM concerning the transaction. Western Resources indicated it remains committed to the transaction.

          David C. Wittig, Western Resources chairman of the board, president and chief executive officer, said, "We have continually expressed our willingness to work with PNM and believe the current transaction can be completed without significant modification of the economic terms of the transaction. We are extremely disappointed that PNM has refused to meet with us to discuss the transaction on that basis."


          Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of about $8 billion, including security company holdings through ownership of Protection One (NYSE: POI) and Protection One Europe, which have more than 1.4 million security customers. Its utilities, KPL and KGE, provide electric service to approximately 639,000 customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has an approximate 45 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

          For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.
                                       ------------------

          Forward-looking statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, including the impact of the order to reduce our rates issued on July 25, 2001, by the Kansas Corporation Commission, and the impact of the Kansas Corporation Commission's order issued July 20, 2001, with respect to the proposed separation of Western Resources' electric utility businesses from Westar Industries and matters related to our unregulated businesses, possible corporate restructurings, mergers, acquisitions, dispositions, compliance with debt covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One's financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made, and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, ongoing municipal, state and federal activities, such as the Wichita municipalization effort; future economic conditions; legislative and regulatory developments; the proposed separation of Western Resources' electric utility businesses from Westar Industries and the consummation of the acquisition of the electric operations of Western Resources by Public Service Company of New Mexico; regulatory and competitive markets; and other circumstances affecting anticipated operations, sales and costs. See Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2000, and our quarterly reports on Form 10-Q and current reports on Form 8-K, filed with the Securities and Exchange Commission, for additional information on these and other matters that may affect our business and financial results. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.